Exhibit 99.1

Airgas Reports Fiscal 2014 Third Quarter Earnings

  Diluted EPS of $1.10, including an $0.08 per diluted share loss on debt extinguishment, up 5% over prior year
  Adjusted diluted EPS* of $1.18, up 13% over prior year
  Operating margin of 12.5%, up 30 basis points over prior year operating margin and up 40 basis points over prior year adjusted operating margin*
  Organic sales up 1% over prior year; Distribution segment organic sales up 2% over prior year
  Year-to-date free cash flow* of $333 million, up 52% over prior year
  Revised fiscal year 2014 diluted EPS guidance to a range of $4.69 to $4.74, representing 8% to 9% year-over-year growth, and adjusted diluted EPS* guidance to a range of $4.75 to $4.80, representing 9% to 10% year-over-year growth

RADNOR, Pa.--(BUSINESS WIRE)--January 29, 2014--Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today reported sales and earnings results for its third quarter ended December 31, 2013, which reflected sluggish business conditions and the realization of SAP-related benefits as planned. Results for the quarter also reflected a previously announced loss on the early extinguishment of debt.

“Consistent with our expectation for continued sluggish business conditions during the quarter, our earnings results were at the midpoint of our guidance range,” said Airgas President and Chief Executive Officer Michael L. Molinini. “We are pleased to have achieved our long-standing target of reaching a run-rate of more than $75 million in SAP-enabled operating income benefits by the end of calendar year 2013. Delivering on that commitment made to shareholders more than three years ago is a remarkable achievement for which all Airgas associates are to be commended. We look forward to continuing to leverage SAP’s capabilities and the benefits of having a unified platform across our distribution operations to improve the way we manage our business on both the top and bottom lines for many years to come.”

	Third Quarter
	FY2014	FY2013	% Change
Earnings per diluted share (GAAP)	$1.10	$1.05	5%
Loss on the extinguishment of debt	0.08	-
Restructuring and other special charges (benefits), net	-	(0.01)
Adjusted earnings per diluted share (non-GAAP)	$1.18	$1.04	13%

Third quarter earnings per diluted share were $1.10, up 5% over prior year, and adjusted earnings per diluted share* were $1.18, up 13% over prior year. Results included SAP-related benefits, net of implementation costs and depreciation expense, of $0.14 per diluted share in the current year quarter compared to $0.03 of net expense in the prior year quarter. Results also included a previously announced loss of $0.08 per diluted share on the early extinguishment of the Company’s 7.125% senior subordinated notes with an original maturity in October 2018, which were redeemed in full on October 2, 2013.

“Our more than 15,000 associates are the best in the business. With most of the distraction of the SAP implementation in the rearview mirror, we are clearly focused on bringing the Airgas value proposition to new and existing customers across the broad array of industries we serve,” said Molinini. “There are bright spots within certain sectors, but overall choppiness in the industrial economy continues to frustrate us. As uncertainty persists, we will remain focused on the things that we can control, including leveraging the SAP system, managing expenses, expanding our telesales business, and enhancing our e-Business platform, and are ready to capitalize when sustained growth in the industrial economy resumes.”

Third quarter sales were $1.24 billion, an increase of 3% over the prior year. Organic sales in the quarter were up 1% over prior year, with gas and rent up 1% and hardgoods up 1%. Acquisitions contributed sales growth of 2% in the quarter. Distribution segment organic sales in the quarter were up 2% over prior year, with gas and rent up 3% and hardgoods up 1%.

Selling, distribution, and administrative expenses increased 3% over the prior year, with costs associated with acquired businesses representing 2% of the increase. The favorable impact of the reduction in SAP implementation costs compared to the prior year was substantially offset by expenses associated with the Company’s expansion of its telesales business through Airgas Total Access, strategic pricing initiative, and enhancement of its e-Business platform, as well as by rising healthcare costs.

Operating margin was 12.5%, up 30 basis points over prior year operating margin of 12.2% and up 40 basis points compared to prior year adjusted operating margin* of 12.1%, which excluded a net benefit related to lower than previously estimated restructuring charges in the prior year.

The combination of a reduction in SAP implementation costs and the achievement of SAP-related benefits contributed favorably to the net increase in operating margin this quarter compared to the prior year. Low organic sales growth challenged the Company’s operating margin in the third quarter, as did R-22 pricing in its refrigerants business following the EPA’s unexpected ruling in late March 2013 to allow for an increase in the production of R-22 during calendar 2013.

Year-to-date free cash flow* was $333 million, up 52% over the prior year, and adjusted cash from operations* was $576 million, up 28% over the prior year. The increase in cash flows was primarily driven by the lower required investment in working capital in the current year compared to the prior year.

Return on capital* was 12.4% for the twelve months ended December 31, 2013, flat compared to both the prior year and the twelve months ended September 30, 2013.

Since the beginning of its fiscal year, the Company has acquired nine businesses with aggregate annual sales of approximately $70 million, including The Encompass Gas Group, Inc., headquartered in Rockford, IL. With eleven locations and more than 130 employees in Illinois, Wisconsin, and Iowa, Encompass was one of the largest privately-owned suppliers of industrial, medical, and specialty gases and related hardgoods in the U.S., generating approximately $55 million in annual sales in 2012. The transaction closed on October 31, 2013.

Revised Fiscal 2014 Guidance

“While we still expect a sequential seasonal uptick in our fiscal fourth quarter, our sales outlook has softened in light of weaker-than-expected activity levels in January, in part due to the extremely cold weather in large parts of the country,” said Airgas Executive Chairman Peter McCausland. “Despite our tempered outlook for the fourth quarter, our resulting revised fiscal year 2014 guidance represents 9% to 10% growth in adjusted earnings per diluted share* and strong execution on strategic initiatives in a challenging environment.”

“The U.S. industrial economy has not improved in the past year to the extent that we and many others had expected when we introduced our fiscal 2016 financial goals at our investor day in December 2012. As a result, and combined with the slow pace of acquisitions, it will take longer than expected to reach the goal of $6.5 billion in annual sales. If the long-awaited resurgence in the U.S. industrial economy were to gain real strength in the near-term, however, we could make up some of the lost ground,” said McCausland. “At this time, we are optimistic that the 15% low-end of our fiscal 2016 operating margin goal is still within reach.”

For the fourth quarter of fiscal year 2014, the Company expects earnings per diluted share in the range of $1.18 to $1.23, reflecting an increase of 4% to 9% over prior year earnings per diluted share of $1.13 and an increase of 4% to 8% over prior year adjusted earnings per diluted share* of $1.14. Guidance for both earnings per diluted share and adjusted earnings per diluted share* includes an estimated year-over-year increase of approximately $0.12 related to the SAP initiative, reflecting an estimated $0.16 of net benefit in the fiscal 2014 fourth quarter compared to $0.04 of net benefit in the fiscal 2013 fourth quarter. Guidance also reflects a year-over-year negative impact to earnings per diluted share related to a challenging and unpredictable refrigerants market, and year-over-year benefits to earnings per diluted share related to the Company’s fiscal 2013 share repurchase program and the incremental contribution from acquisitions closed to-date.

For the full fiscal year 2014, the Company expects earnings per diluted share, including an $0.08 loss on the early extinguishment of debt and a $0.02 benefit from a change in a state income tax law, in the range of $4.69 to $4.74, reflecting an increase of 8% to 9% over the prior year. The Company expects adjusted earnings per diluted share* of $4.75 to $4.80, an increase of 9% to 10% over the prior year. Both earnings per diluted share and adjusted earnings per diluted share* were $4.35 in the prior year. Fiscal 2014 guidance for both earnings per diluted share and adjusted earnings per diluted share* includes an estimated year-over-year increase of approximately $0.65 related to the SAP initiative, reflecting an estimated $0.47 of net benefit in fiscal 2014 compared to $0.18 of net expense in fiscal 2013. Guidance also reflects a year-over-year negative impact to earnings per diluted share related to a challenging and unpredictable refrigerants market, and year-over-year benefits to earnings per diluted share related to the Company’s fiscal 2013 share repurchase program and the incremental contribution from acquisitions closed to-date.

The Company’s previous fiscal year 2014 guidance range, which the Company provided on October 23, 2013, was for earnings per diluted share of $4.79 to $4.94, an increase of 10% to 14% over the prior year, and for adjusted earnings per diluted share* of $4.85 to $5.00, an increase of 11% to 15% over the prior year. The guidance revision primarily reflects a reduction in the Company’s year-over-year organic sales growth rate assumptions.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Thursday, January 30. The teleconference will be available by calling (888) 389-5987 (U.S./Canada) or (719) 325-2108 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Relations” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through February 27 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through February 6. To listen, call (888) 203-1112 (U.S./Canada) or (719) 457-0820 (International) and enter passcode 6835735.

* See attached reconciliations and computations of non-GAAP adjusted earnings per diluted share, adjusted effective tax rate, adjusted operating margin, adjusted cash from operations, free cash flow, and return on capital.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 15,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: the Company’s expectations regarding its fiscal 2014 fourth quarter and full fiscal year 2014 earnings per diluted share and adjusted earnings per diluted share*, as well as its fiscal 2016 financial goals; and expectations regarding its ability to leverage SAP and other strategic growth initiatives, expand its telesales business, and manage expenses. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: supply shortages of certain gases including the continued or increased disruption in our helium supply chain; impacts of the EPA ruling related to the production of R-22; the pace and manner of U.S. compliance with the Montreal Protocol; adverse changes in customer buying patterns resulting from continuing adverse economic conditions; weakening in the operating and financial performance of our customers, which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; our ability to achieve anticipated acquisition synergies; the impact of operating costs associated with acquired businesses; higher than expected expenses associated with the expansion of our telesales business, our strategic pricing initiatives and other strategic growth initiatives; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses at a faster rate than our ability to increase price eroding planned cost savings; changes in customer demand resulting in the inability to meet minimum product purchases under long-term supply agreements and the inability to negotiate alternative supply arrangements; higher than expected implementation costs of the SAP system; conversion or implementation problems related to the SAP system that disrupt our business and negatively impact customer relationships; our ability to achieve anticipated benefits enabled by our conversion to the SAP system; higher than expected costs related to our Business Support Center transition; the impact of changes in credit market conditions on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; the extent and duration of current economic trends in the U.S., including the strength of the U.S. industrial economy; the economic recovery in the U.S.; the effect of catastrophic events and/or severe weather conditions; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2013 Form 10-K, subsequent Forms 10-Q, and other Forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net sales	$1,242,846	$1,207,708	$3,804,707	$3,694,574

Costs and expenses:
Cost of products sold (excluding depreciation) (a)	537,670	530,565	1,676,225	1,660,447
Selling, distribution and administrative expenses (a) (b)	472,687	459,175	1,420,617	1,368,776
Restructuring and other special charges (benefits), net (c)	-	(1,729)	-	6,426
Depreciation	69,905	65,804	205,422	194,820
Amortization	7,665	6,614	22,141	19,950
Total costs and expenses	1,087,927	1,060,429	3,324,405	3,250,419

Operating income	154,919	147,279	480,302	444,155

Interest expense, net	(16,216)	(16,472)	(57,675)	(48,102)
Loss on the extinguishment of debt (d)	(9,150)	-	(9,150)	-
Other income, net (e)	2,292	805	3,879	10,329

Earnings before income taxes	131,845	131,612	417,356	406,382

Income taxes (f)	(49,086)	(48,697)	(154,929)	(151,649)

Net earnings	$82,759	$82,915	$262,427	$254,733

Net earnings per common share:

Basic earnings per share	$1.12	$1.07	$3.57	$3.30

Diluted earnings per share	$1.10	$1.05	$3.51	$3.23

Weighted average shares outstanding:
Basic	73,767	77,417	73,505	77,123
Diluted	75,094	78,944	74,812	78,883

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	December 31,	March 31,
	2013	2013

ASSETS
Cash	$62,225	$86,386
Trade receivables, net	664,966	710,740
Inventories, net	489,379	474,821
Deferred income tax asset, net	58,242	53,562
Prepaid expenses and other current assets	127,561	138,321
TOTAL CURRENT ASSETS	1,402,373	1,463,830

Plant and equipment, net	2,769,120	2,686,305
Goodwill	1,277,266	1,195,613
Other intangible assets, net	262,486	226,824
Other non-current assets	44,014	45,653
TOTAL ASSETS	$5,755,259	$5,618,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$159,033	$183,258
Accrued expenses and other current liabilities	350,475	374,883
Short-term debt (g)	443,209	-
Current portion of long-term debt (h) (i)	400,376	303,573
TOTAL CURRENT LIABILITIES	1,353,093	861,714

Long-term debt, excluding current portion (i)	1,704,744	2,304,245
Deferred income tax liability, net	839,367	825,612
Other non-current liabilities	89,469	89,671

Stockholders’ equity	1,768,586	1,536,983
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,755,259	$5,618,225

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$262,427	$254,733
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	205,422	194,820
Amortization	22,141	19,950
Impairment (c)	-	1,729
Deferred income taxes	9,061	14,163
Gain on sales of plant and equipment	(1,268)	(126)
Gain on sale of businesses (e)	-	(6,822)
Stock-based compensation expense	24,542	22,744
Loss on the extinguishment of debt (d)	9,150	-

Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:
Trade receivables, net	52,930	15,579
Inventories, net	(9,885)	(49,972)
Prepaid expenses and other current assets	8,023	(37,410)
Accounts payable, trade	(26,663)	(19,594)
Accrued expenses and other current liabilities	(597)	(6,526)
Other, net	(1,421)	1,790
Net cash provided by operating activities	553,862	405,058

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(257,476)	(244,052)
Proceeds from sales of plant, equipment and businesses	11,427	23,438
Business acquisitions and holdback settlements	(179,581)	(94,630)
Other, net	(957)	(1,668)
Net cash used in investing activities	(426,587)	(316,912)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in short-term debt (g)	442,948	(104,181)
Proceeds from borrowings of long-term debt	132,525	260,372
Repayment of long-term debt (i)	(635,721)	(18,115)
Financing costs	-	(2,076)
Premium paid on call of senior subordinated notes (d)	(7,676)	-
Purchase of treasury stock (j)	(8,127)	(222,163)
Proceeds from the exercise of stock options	29,771	78,091
Stock issued for the Employee Stock Purchase Plan	12,974	12,781
Excess tax benefit realized from the exercise of stock options	9,426	33,352
Dividends paid to stockholders	(105,936)	(92,655)
Change in cash overdraft and other	(21,620)	(11,609)
Net cash used in financing activities	(151,436)	(66,203)

Change in cash	$(24,161)	$21,943
Cash – Beginning of period	86,386	44,663
Cash – End of period	$62,225	$66,606

See attached Notes.

Notes:

a)	Certain reclassifications were made to the Consolidated Statements of Earnings for the prior year periods, as well as the related notes, to conform to the current year presentation. The Company reclassified $3.1 million and $11.9 million out of selling, distribution and administrative expenses into cost of products sold (excluding depreciation) for the three and nine months ended December 31, 2012, respectively. Consolidated operating income and net earnings for the prior year periods were not impacted by the reclassifications.

b)	Included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation of $1.8 million and $8.7 million for the three months ended December 31, 2013 and 2012, respectively. SAP implementation costs of $6.2 million and $27.3 million were included in the consolidated results for the nine months ended December 31, 2013 and 2012, respectively. While the Company has successfully converted its Safety telesales and hardgoods infrastructure businesses, as well as all of its regional distribution businesses, to the SAP platform, the Company continues to incur some post-conversion support and training expenses related to the implementation of the new system.

c)	Restructuring and other special charges consist of a net benefit of $1.7 million for the three months ended December 31, 2012 and a net cost of $6.4 million for the nine months ended December 31, 2012. In May 2011, the Company announced the alignment of its then twelve regional distribution companies into four new divisions, and the consolidation of its regional company accounting and certain administrative functions into four newly created Business Support Centers. During the three and nine months ended December 31, 2012, the Company recorded restructuring and other related costs of $2.0 million and $8.4 million, respectively, primarily related to transition staffing, legal and other costs associated with the realignment. These costs were offset by a $3.7 million reduction to the severance liability associated with the realignment based on a change in estimate recorded during the three months ended December 31, 2012. In addition to the restructuring and other related costs, in June 2012, the Company re-evaluated the economic viability of a small hospital piping construction business and as a result of an impairment analysis performed on the assets at the associated reporting unit, the Company recorded a charge of $1.7 million related to certain of the intangible assets associated with this business for the three months ended June 30, 2012.

d)	On August 27, 2013, the Company announced its election to redeem all $215 million of its outstanding 7.125% senior subordinated notes originally due to mature in October 2018 (the “2018 Notes”). The 2018 Notes were redeemed in full on October 2, 2013 at a price of 103.563%. A loss on the early extinguishment of debt of $9.1 million ($5.6 million after tax, or $0.08 per diluted share) related to the redemption premium and the write-off of unamortized debt issuance costs on the 2018 Notes was recognized in the three months ended December 31, 2013.

e)	On June 1, 2012, the Company divested the assets and operations of five branch locations in western Canada. The Company realized a gain on the sale of $6.8 million ($5.5 million after tax) recorded in other income, net, in its Consolidated Statement of Earnings. The operations were included in the Distribution business segment and contributed net sales that were not material to the Company’s Consolidated Statements of Earnings.

f)	During the three months ended September 30, 2013, the Company recognized a $1.5 million ($0.02 per diluted share) tax benefit related to a change in a state income tax law, allowing the Company to utilize additional net operating loss carryforwards. The Company’s adjusted effective tax rate*, which excludes the impact of the benefit to the Company’s income taxes, as well as the income tax impact related to the loss on the early extinguishment of debt, was 37.5% for the nine months ended December 31, 2013.

g)	The Company participates in a $750 million commercial paper program supported by its Credit Facility. This program allows the Company to obtain favorable short-term borrowing rates with maturities that may vary, but will generally not exceed 90 days from the date of issue. The Company has used proceeds from the commercial paper program for general corporate purposes, including the repayment of its 2018 Notes and the maturity of its $300 million 2.85% senior notes (the “2013 Notes”) in October 2013. At December 31, 2013, $443 million was outstanding under the commercial paper program.

h)	In September 2013, the Company’s $400 million 4.5% senior notes maturing September 2014 were reclassified to the “Current portion of long-term debt” line item of the Company’s Consolidated Balance Sheet.

i)	In October 2013, the Company made its final payments on the 2013 and 2018 Notes and financed these requirements with the proceeds of commercial paper issuances, excess cash and utilization under its accounts receivable securitization facility. Including the borrowings under the commercial paper program, approximately $203 million was available to the Company under the Credit Facility at December 31, 2013. The Company’s Credit Facility matures on July 19, 2016.

j)	On October 23, 2012, the Company announced a $600 million share repurchase program. During the three months ended December 31, 2012, the Company repurchased 2.47 million shares on the open market at an average price of $89.93.

k)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Amounts in the “Eliminations and Other” column below reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross profit on sales from the Company’s All Other Operations business segment to the Distribution business segment. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reports expenses (excluding depreciation) related to the implementation of its SAP system under selling, distribution and administrative expenses in the “Eliminations and Other” column below. Additionally, the Company’s restructuring and other special charges (benefits), net, are not allocated to the Company’s business segments. These costs (benefits) are also reflected in the “Eliminations and Other” column below.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	December 31, 2013				December 31, 2012
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$674,465	$123,768	$(7,338)	$790,895	$642,884	$138,152	$(8,062)	$772,974
Hardgoods	451,057	895	(1)	451,951	433,218	1,518	(2)	434,734
Total net sales	1,125,522	124,663	(7,339)	1,242,846	1,076,102	139,670	(8,064)	1,207,708

Cost of products sold (excluding depreciation)	484,083	60,926	(7,339)	537,670	465,030	73,599	(8,064)	530,565
Selling, distribution and administrative expenses	427,440	43,409	1,838	472,687	405,591	44,866	8,718	459,175
Restructuring and other special charges (benefits), net	-	-	-	-	-	-	(1,729)	(1,729)
Depreciation	63,968	5,937	-	69,905	60,372	5,432	-	65,804
Amortization	6,620	1,045	-	7,665	5,384	1,230	-	6,614
Operating income	$143,411	$13,346	$(1,838)	$154,919	$139,725	$14,543	$(6,989)	$147,279

	(Unaudited)				(Unaudited)
	Nine Months Ended				Nine Months Ended
	December 31, 2013				December 31, 2012
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$2,028,340	$418,948	$(23,715)	$2,423,573	$1,914,092	$444,371	$(26,370)	$2,332,093
Hardgoods	1,377,842	3,295	(3)	1,381,134	1,357,502	4,984	(5)	1,362,481
Total net sales	3,406,182	422,243	(23,718)	3,804,707	3,271,594	449,355	(26,375)	3,694,574

Cost of products sold (excluding depreciation)	1,480,870	219,073	(23,718)	1,676,225	1,453,426	233,396	(26,375)	1,660,447
Selling, distribution and administrative expenses	1,282,022	132,361	6,234	1,420,617	1,210,753	130,749	27,274	1,368,776
Restructuring and other special charges (benefits), net	-	-	-	-	-	-	6,426	6,426
Depreciation	188,497	16,925	-	205,422	178,759	16,061	-	194,820
Amortization	18,875	3,266	-	22,141	16,171	3,779	-	19,950
Operating income	$435,918	$50,618	$(6,234)	$480,302	$412,485	$65,370	$(33,700)	$444,155

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended
	December 31,
	2013	2012
Earnings per diluted share	$1.10	$1.05
Loss on the extinguishment of debt	0.08	-
Restructuring and other special charges (benefits), net	-	(0.01)
Adjusted earnings per diluted share	$1.18	$1.04

	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	March 31, 2014		Ended	March 31, 2014
	Mar. 31,			Mar. 31,
	2013	Low	High	2013	Low	High

Earnings per diluted share	$1.13	$1.18	$1.23	$4.35	$4.69	$4.74

Adjustments to earnings per diluted share:
Restructuring and other special charges (benefits), net	0.01	-	-	0.07	-	-
Gain on sale of businesses	-	-	-	(0.07)	-	-
State income tax benefit	-	-	-	-	(0.02)	(0.02)
Loss on the extinguishment of debt	-	-	-	-	0.08	0.08

Adjusted earnings per diluted share	$1.14	$1.18	$1.23	$4.35	$4.75	$4.80
Year-over-year change		4%	8%		9%	10%

The Company believes its adjusted earnings per diluted share financial measure provides investors meaningful insight into its earnings performance without the impact of net Business Support Center restructuring and other special charges, the gain on the sale of businesses, the benefit from the change in a state income tax law, and the loss on the extinguishment of debt. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share financial measure may be different from the adjusted earnings per diluted share financial measures provided by other companies.

Adjusted Effective Tax Rate

Reconciliation of adjusted effective tax rate:

Nine Months Ended
December 31,
(In thousands)	2013

Income taxes	$154,929
Adjustments to income taxes:
Change in state income tax law	1,493
Loss on the extinguishment of debt	3,504
Adjusted income taxes	$159,926

Earnings before income taxes	$417,356
Adjustments to earnings before income taxes:
Loss on the extinguishment of debt	9,150
Adjusted earnings before income taxes	$426,506

Effective tax rate	37.1%

Adjusted effective tax rate	37.5%

The Company believes its adjusted effective tax rate financial measure helps investors assess its effective tax rate without the impact of a benefit related to a change in a state income tax law and the income tax impact related to the loss on the extinguishment of debt. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted effective tax rate financial measure may be different from the adjusted effective tax rate financial measures provided by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Reconciliations of adjusted operating income and adjusted operating margin:

	Three Months Ended
	December 31,
(In thousands)	2013	2012

Net sales	$1,242,846	$1,207,708

Operating income	$154,919	$147,279

Operating margin	12.5%	12.2%

Adjustments to operating income:
Restructuring and other special charges (benefits), net	-	(1,729)
Adjusted operating income	$154,919	$145,550

Adjusted operating margin	12.5%	12.1%

The Company believes its adjusted operating income and adjusted operating margin financial measures help investors assess its operating performance without the impact of net Business Support Center restructuring and other special charges. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted operating income and adjusted operating margin financial measures may be different from the adjusted operating income and adjusted operating margin financial measures provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	December 31,		September 30,
(In thousands)	2013	2012	2013

Operating income - trailing four quarters	$632,564	$589,913	$624,924
Adjustments to operating income:
Restructuring and other special charges, net	1,663	12,613	-
Adjusted operating income - trailing four quarters	$634,227	$602,526	$624,924

Average of total assets	$5,625,376	$5,362,288	$5,556,120
Average of current liabilities (exclusive of debt)	(519,443)	(519,787)	(523,227)
Average capital employed	$5,105,933	$4,842,501	$5,032,893

Return on capital	12.4%	12.4%	12.4%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow

Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Nine Months Ended
	December 31,
(In thousands)	2013	2012

Net cash provided by operating activities	$553,862	$405,058

Adjustments to net cash provided by operating activities:
Stock issued for the Employee Stock Purchase Plan	12,974	12,781
Excess tax benefit realized from the exercise of stock options	9,426	33,352
Adjusted cash from operations	576,262	451,191

Capital expenditures	(257,476)	(244,052)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	11,427	7,718
Operating lease buyouts	2,997	3,946
Adjusted capital expenditures	(243,052)	(232,388)

Free cash flow	$333,210	$218,803

Net cash used in investing activities	$(426,587)	$(316,912)
Net cash used in financing activities	$(151,436)	$(66,203)

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provide investors meaningful insight into its ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. The Company’s free cash flow financial measure has limitations and does not represent the residual cash flow available for discretionary expenditures. Certain non-discretionary expenditures such as payments on maturing debt obligations are excluded from the Company’s computation of its free cash flow financial measure. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures may be different from the adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor & Media Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com
or
Investor Contact:
Joseph Marczely, 610-263-8277
joseph.marczely@airgas.com